UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Serina Therapeutics, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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601 Genome Way, Suite 2001 Huntsville, AL 35806 T: 256-327-9630 www.serinatx.com

September 26, 2025
Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the "Meeting") of Serina Therapeutics, Inc., which will be held on Friday, November 7, 2025, at 11:00 a.m. Central Time. We will be holding the Meeting this year as a “virtual” meeting, by online participation only. Our stockholders may attend and participate at the online Meeting at www.virtualshareholdermeeting.com/SER2025. We will not be accommodating live, in-person attendance at the Meeting this year.
The Notice and Proxy Statement on the following pages contain details concerning the business to come before the Meeting online. Management will report on current operations, and there will be an opportunity for discussion concerning Serina and its activities. Please sign and return your proxy card in the enclosed envelope to ensure that your shares will be represented and voted at the Meeting even if you cannot attend. You are urged to sign and return the enclosed proxy card even if you plan to attend the Meeting online.
I look forward to meeting all stockholders who are able to attend.

Steve Ledger
Chief Executive Officer

601 Genome Way, Suite 2001 Huntsville, AL 35806 T: 256-327-9630 www.serinatx.com
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held November 7, 2025
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting”) of Serina Therapeutics, Inc. (“Serina”), will be held on Friday, November 7, 2025 at 11:00 a.m. Central Time for the following purposes:

1.To elect two (2) Class II directors to hold office until the 2028 Annual Meeting of the Stockholders and until their respective successors are duly elected and qualified. The nominees of the Board of Directors are: Steve Ledger and Karen J. Wilson.

2.To ratify the appointment of Frazier & Deeter, LLC as Serina’s independent registered public accountants for the fiscal year ending December 31, 2025;

3.To approve, pursuant to NYSE American listing rules, the issuance of common stock in connection with the exercise of certain Convertible Note and Warrants, (the "Convertible Note and Warrants Proposal"); and
4.To transact such other business as may properly come before the Meeting or any adjournments of the Annual Meeting.
The Board of Directors has fixed the close of business on September 17, 2025, as the record date for determining stockholders entitled to receive notice of and to vote at the Meeting or any postponement or adjournment of the Meeting.
We will be holding the Meeting this year as a “virtual” meeting, by online participation only. Our stockholders may attend and participate at the Meeting online at www.virtualshareholdermeeting.com/SER2025. If you wish to attend the Meeting online you will need to gain admission in the manner described in the Proxy Statement.
Whether or not you expect to attend the Meeting online, you are urged to sign and date the enclosed form of proxy and return it promptly so that your shares may be represented and voted at the Meeting.
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SUBMIT YOUR PROXY PROMPTLY BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.

By Order of the Board of Directors

Steve Ledger
Chief Executive Officer

Huntsville, Alabama
September 26, 2025

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Friday, November 7, 2025

Explanatory Note

Serina Therapeutics, Inc. (“Serina”, “we”, “us”, “our” or the “Company”), was incorporated as AgeX Therapeutics, Inc., in January 2017 in the state of Delaware. On March 26, 2024, AgeX Therapeutics, Inc. completed a merger transaction in accordance with the terms and conditions of the Agreement and Plan of Merger and Reorganization, dated as of August 29, 2023 (the “Merger Agreement”), by and among AgeX Therapeutics, Inc. (“AgeX”), Canaria Transaction Corporation, an Alabama corporation and a wholly owned subsidiary of AgeX (“Merger Sub”), and Serina Therapeutics, Inc., an Alabama corporation (“Legacy Serina”), pursuant to which Merger Sub merged with and into Legacy Serina, with Legacy Serina surviving the merger as a wholly owned subsidiary of AgeX (the “Merger”). Additionally, on March 26, 2024, AgeX changed its name from “AgeX Therapeutics, Inc.” to “Serina Therapeutics, Inc.”

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING
Q: Why have I received this Proxy Statement?

Serina is holding its Annual Meeting of Stockholders (the “Meeting”) at 11:00 a.m. Central Time on Friday, November 7, 2025 for the purposes stated in the accompanying Notice of Annual Meeting, which include (1) electing the Class II directors, (2) ratifying the appointment of our independent registered public accountants, and (3) approving, pursuant to NYSE American listing rules, the issuance of common stock in connection with the exercise of certain Convertible Note and Warrants (the "Convertible Note and Warrants Proposal") and (4) to transact such other business as may properly come before the Meeting or any adjournments thereof. This Proxy Statement contains information about those matters, relevant information about the Meeting, and other information that we are required to include in a proxy statement under the Securities and Exchange Commission’s (“SEC”) regulations.
Q: Who is soliciting my proxy?
The accompanying proxy is solicited by the Board of Directors of Serina for use at the Meeting. Certain of our officers, directors, and employees, none of whom will receive additional compensation therefor, may solicit proxies by telephone or other personal communication. Serina may also engage a third party proxy solicitor.
Q: Who is entitled to vote at the Meeting?
Only stockholders of record at the close of business on September 17, 2025, which has been designated as the “record date,” are entitled to notice of and to vote at the Meeting. On that date, there were 10,537,681 shares of Serina common stock, par value $0.0001 per share, issued and outstanding, which constitute the only class of Serina securities outstanding entitled to vote on the matters to be presented at the meeting.
Q: What percentage of the vote is required to elect directors or to approve the other matters that are being presented for a vote by stockholders?
Directors will be elected by a plurality of the votes cast at the Meeting. All other matters to be presented for a vote at the Meeting will require the affirmative vote of a majority of the shares of common stock present and voting on the matter at the Meeting, provided that the affirmative vote cast constitutes a majority of a quorum. A quorum consists of a majority of the outstanding shares of common stock entitled to vote. Notwithstanding the foregoing, if a quorum is not present, the Meeting may be adjourned by the chair of the meeting or by a vote of a majority of the shares present. Shares of common stock held by stockholders who participate in the Meeting online or that are represented by a proxy will be deemed present for purposes of determining whether a quorum is present.

Q: How many votes do my shares represent?
Each share of Serina common stock is entitled to one vote in all matters. Stockholders are not entitled to cumulate votes in the election of directors.
Q: What are my choices when voting?
In the election of directors, you may vote for all nominees or you may withhold your vote from one or more nominees by marking the box “For All Except” and then writing the number or numbers of the nominee or nominees for whom you withhold your vote in the blank provided. For the vote on all other matters you may vote for the proposal, vote against the proposal, or abstain from voting on the proposal. Properly executed proxies in the accompanying form that are received at or before the Meeting will be voted in accordance with the directions noted on the proxies.
Q: What if I abstain from voting on a matter?
If you check the “abstain” box in the proxy form, or if you attend the Meeting online without submitting a proxy and you abstain from voting on a matter, or if your shares are subject to a “broker non-vote” on a matter, your shares will be deemed to have not voted on that matter in determining whether the matter has received an affirmative vote sufficient for approval. Please see “What if I do not specify how I want my shares voted?” below for additional information about broker non-votes.
Q: Can I change my vote after I submit my proxy form?
You may revoke your proxy at any time before it is voted. If you are a stockholder of record and you wish to revoke your proxy you must do one of the following things:
•deliver to the Secretary of Serina a written revocation; or
•deliver to the Secretary of Serina a signed proxy bearing a date subsequent to the date of the proxy being revoked; or
•attend the Meeting through online participation and vote by internet voting.
If you are a “beneficial owner” of shares held in “street name” you should follow the directions provided by your broker or other nominee regarding how to revoke your proxy.
Q: Can I still attend and vote at the Meeting if I submit a proxy?
You may attend the Meeting online whether or not you have previously submitted a proxy. If you previously submitted a proxy, your attendance at the Meeting online will not revoke your proxy unless you also vote through internet voting during your online participation at the Meeting.
Q: How can I vote at the Meeting?
If you are a stockholder of record and you attend the Meeting online, you may vote your shares at the Meeting in the manner provided for internet voting. However, if you are a "beneficial owner" of shares held in “street name”, you may vote your shares online only if you obtain a signed proxy from your broker or nominee giving you the right to vote your shares. Please refer to additional information in the “HOW TO ATTEND THE ANNUAL MEETING” portion of this Proxy Statement.
Even if you currently plan to attend the Meeting online and vote online, we recommend that you also submit your proxy first so that your vote will be counted if you later decide not to attend and vote online at the Meeting.
Q: What are the Board of Directors’ recommendations?
The Board of Directors recommends that our stockholders vote FOR (1) each nominee for election as a Class II director, (2) ratification of the appointment of Frazier & Deeter, LLC (“Frazier & Deeter”) as our independent registered public accountants for the fiscal year ending December 31, 2025; and (3) approval of the Convertible Note and Warrants Proposal.

Q: What if I do not specify how I want my shares voted?
Stockholders of Record. If you are a stockholder of record and you sign and return a proxy form that does not specify how you want your shares voted on a matter, your shares will be voted FOR (1) each nominee for election as a Class II director, (2) ratification of the appointment of Frazier & Deeter as our independent registered public accountants for the fiscal year ending December 31, 2025; and (3) approval of the Convertible Note and Warrants Proposal.
Beneficial Owners. If you are a beneficial owner and you do not provide your broker or other nominee with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under the rules of the various national and regional securities exchanges, brokers and other nominees holding your shares may vote on certain routine matters, including the approval of the appointment of our independent registered public accountants, but cannot vote in the election of directors or certain other matters under applicable stock exchange rules. If you are a beneficial owner and your shares are held in street name and you do not instruct your broker or other nominee how to vote on those matters as to which brokers and nominees are not permitted to vote without your instructions, no votes will be cast on your behalf on those matters. This is generally referred to as a “broker non-vote.”
Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Stockholder of Record. You are a stockholder of record if at the close of business on the record date your shares were registered directly in your name with Equiniti Trust Company, LLC, our transfer agent.
Beneficial Owner. You are a beneficial owner if at the close of business on the record date your shares were held in the name of a brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like most of our stockholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares with respect to some of the proposals, but not all. Please see “What if I do not specify how I want my shares voted?” above for additional information.
Q: What if any matters not mentioned in the Notice of Annual Meeting or this Proxy Statement come up for vote at the Meeting?
The Board of Directors does not intend to present any business for a vote at the Meeting other than the matters set forth in the accompanying Notice of Annual Meeting of Stockholders. As of the date of this Proxy Statement, no stockholder has notified us of any other business that may properly come before the Meeting. If other matters requiring the vote of the stockholders properly come before the Meeting, then it is the intention of the persons named in the accompanying form of proxy to vote the proxy held by them in accordance with their judgment on such matters.
The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Meeting: (1) matters that the Board of Directors did not know, a reasonable time before the mailing of the notice of the Meeting, would be presented at the Meeting; and (2) matters incidental to the conduct of the Meeting.
Q: Who will bear the cost of soliciting proxies for use at the Meeting?
Serina will bear all of the costs of the solicitation of proxies for use at the Meeting. In addition to the use of the mail, proxies may be solicited by a personal interview, telephone, or electronic communication by our directors, officers, and employees, who will undertake such activities without additional compensation. Banks, brokerage houses, and other institutions, nominees, or fiduciaries will be requested to forward the proxy materials to the beneficial owners of the common stock held of record by such persons and entities and will be reimbursed for their reasonable expense incurred in connection with forwarding such material.
Q: How can I attend and vote at the Meeting online?
If you plan on attending the Meeting online, please read the “HOW TO ATTEND THE ANNUAL MEETING” section of this Proxy Statement for information about the documents you will need to attend and participate in the Meeting online.
This Proxy Statement and the accompanying form of proxy are first being sent or made available to our stockholders on or about September 26, 2025.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held November 7, 2025.
The Letter to Stockholders, Notice of Annual Meeting and Proxy Statement, and Annual Report on Form 10-K, are available at: www.virtualshareholdermeeting.com/SER2025.

ELECTION OF CLASS II DIRECTORS

At the Meeting, two (2) Class II directors will be elected to hold office until the 2028 Annual Meeting of Stockholders, and until their successors have been duly elected and qualified.

Each of the nominees for election as Class II directors at the Meeting, Steve Ledger and Karen J. Wilson, are incumbent directors. It is the intention of the persons named in the enclosed proxy, unless the proxy specifies otherwise, to vote the shares represented by such proxy FOR the election of the nominees listed above. In the unlikely event that any nominee should be unable to serve as a director, proxies may be voted in favor of a substitute nominee designated by the Board of Directors. If you are a beneficial owner of shares held in street name, your broker or other nominee will not be allowed to vote in the election of directors unless you instruct your broker or other nominee how to vote on the form that the broker or nominee provided to you.

Biographical information for each nominee is contained in the “BOARD OF DIRECTORS AND CORPORATE GOVERNANCE” section below.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Current Composition of Board of Directors

The board is divided into three classes, with members of each class serving staggered three-year terms. Balkrishan “Simba” Gill, Ph.D. serves as the Executive Chairman of the Board.

•Class I consists of Balkrishan "Simba" Gill, Ph.D. and Stephen Brannan, M.D., whose terms will expire at the Company’s 2027 Annual Meeting of Stockholders;

•Class II consists of Steve Ledger and Karen J. Wilson, whose terms will expire at the Meeting; and

•Class III consists of Gregory H. Bailey, M.D., Richard Marshall, CBE, M.D., Ph.D., and Jay Venkatesan, M.D., whose terms will expire at the Company’s 2026 Annual Meeting of Stockholders.

Nominees for Election of Class II Directors to a Three-Year Term Expiring at the 2028 Annual Meeting of Stockholders
The following table sets forth information regarding our Class II directors who are nominees for re-election at the Meeting:

					Committee Membership
Name of Director	Age	Class	Director Since	Current Term Expires	Audit	Compensation	Nominating and Corporate Governance
Steve Ledger	65	II	Mar. 2024	2025
Karen J. Wilson	62	II	Jan. 2025	2025	Member	Chair	Chair

Steve Ledger has served as a member of the Board since December 2022. Mr. Ledger is the Chief Executive Officer of the Company. Mr. Ledger served as Serina’s Chief Financial Officer from June 2021 until March 2024, when he was appointed as the Interim Chief Executive Officer of the Company. The Board appointed Mr. Ledger as the Chief Executive Officer on September 9, 2024. Mr. Ledger has more than 35 years of experience as an investor, board member, advisor, and in operational roles with early-stage companies. From 2018 to the present, Mr. Ledger serves as Managing Partner of Form & Fiction Ventures, Inc. (FFV), a venture studio that launches and invests in startup and seed-stage companies focused on socially responsible initiatives. From 2018 to February 2022, Mr. Ledger served as an advisor at Caldwell Sutter Capital, Inc., an SEC registered broker dealer and investment management firm focused on value-based equity and debt securities. From 2002 to 2012, Mr. Ledger was the founder and managing member of Tamalpais Partners, LLC, the general partner to funds focused on special situations in the small capitalization public equity markets. Prior to Tamalpais, Mr. Ledger held portfolio management roles at Fidelity Investments, Kayne Anderson Investment Management, eCompanies Venture Group, and SF Sentry Investment Group. Mr. Ledger received a B.A. in Economics from the University of Connecticut.

Our Board believes that Mr. Ledger is qualified to serve as a director based on his role as the Company’s Chief Executive Officer, his previous experience as Chief Financial Officer of Serina, and his experience as an investor and advisor in the life sciences industry.

Karen J. Wilson has served on the Board since January 2025. Ms. Wilson has more than three decades of leadership experience in the life sciences sector. Ms. Wilson currently serves as a board director for Connect Biopharma Holdings Limited, Elicio Therapeutics, Inc., and LAVA Therapeutics NV. Previously, Ms. Wilson held the position of Senior Vice President of Finance at Jazz Pharmaceuticals plc, where she also served as Principal Accounting Officer and Vice President of Finance. Prior to joining the Jazz Pharmaceuticals organization in February 2011, she held senior finance roles at PDL BioPharma, ViroLogic, and Novare Surgical Systems and was a consultant and auditor for Deloitte & Touche LLP. Ms. Wilson is a Certified Public Accountant and received a B.S. in Business from the University of California, Berkeley.

Our Board believes that Ms. Wilson is qualified to serve as a director based on her extensive experience and leadership positions in the life science industry and her finance background.

Class I and Class III Directors Continuing in Office Until the 2027 Annual Meeting and 2026 Annual Meeting, respectively.

The following table sets forth information with respect to our Class I and Class III directors:

				Committee Membership
Name of Director	Age	Class	Current Term Expires	Audit	Compensation	Nominating and Corporate Governance
Balkrishan “Simba” Gill, Ph.D.	61	I	2027
Stephen Brannan, M.D.	68	I	2027		Member
Gregory H. Bailey, M.D.	68	III	2026		Member
Richard Marshall, CBE, M.D., Ph.D.	57	III	2026			Member
Jay Venkatesan, M.D.	53	III	2026	Chair		Member

Balkrishan “Simba” Gill, Ph.D., has served on the Board since April 2024. Dr. Gill serves as the Executive Chairman of the Board. He served as the founding executive chair, president and chief executive officer, and a member of the board of directors of Evelo Biosciences, Inc. from 2015 to 2023. Dr. Gill has also served as a Venture Partner at Flagship Pioneering since 2015, and a member of the board of directors of Foghorn Therapeutics from 2017. From 2016 to 2019, Dr. Gill served as a director at Realm Therapeutics PLC. From 2006 to 2015, Dr. Gill served as the president and chief executive officer of moksha8 Pharmaceuticals, Inc., and as a partner at TPG Growth. Prior to these roles Dr. Gill was president and CFO at Maxygen from 1997 to 2006 and before that head of corporate development at Valentis and at Systemix. He worked at Boehringer Mannheim as co-head of Global Marketing for Recormon, head of North Africa and head of corporate development for the Elecsys Immunodiagnostic Platform. Dr. Gill is an immunologist and received his Ph.D. for early work on antibody drug discovery development from King’s College, London based on work done at Celltech. He received his M.B.A. from INSEAD. He has lived and worked in many countries and locations across the US, Latin America, Europe, the Middle East, Asia, and Africa.

Our Board believes that Dr. Gill is qualified to serve as a director based on his extensive experience and leadership positions in biotechnology companies and his science background.

Stephen Brannan, M.D., has served on the Board since May 2025. Dr. Brannan brings deep expertise in neuroscience and neuropsychiatry drug development, with a proven track record of leading clinical programs from early development through regulatory approval and commercialization. Most recently, he served as chief medical officer at Karuna Therapeutics, where he led the clinical strategy for KarXT (xanomeline–trospium), the first new mechanism of action for schizophrenia approved in over 30 years. KarXT’s successful development and launch were key to Karuna’s $14 billion acquisition by Bristol Myers Squibb in 2024. Dr. Brannan previously held senior leadership roles at Takeda, Novartis, Cyberonics (now LivaNova), and Eli Lilly, where he directed clinical development programs in depression, Alzheimer’s disease, schizophrenia, and treatment-resistant epilepsy. At Takeda, he led turnaround efforts that rescued and advanced multiple late-stage CNS programs. He is a founding member of the CNS Summit Leadership Council and has served on the Executive Committee of the International Society for CNS Clinical Trials and Methodology (ISCTM), reflecting his continued influence on the field’s evolving standards and methodologies. Dr. Brannan received his A.B. from Harvard University and his M.D. from the University of Texas Southwestern Medical School. He completed residency and fellowship training in psychiatry and neuroimaging, and has served in academic, clinical, and industry leadership roles throughout his career.

Our Board believes that Dr. Brannan is qualified to serve as a director based on his extensive experience and leadership positions in biotechnology companies and his science background.

Gregory H. Bailey, M.D., has served on the Board since August 2018 and served as the Chair of Board from October 2018 until May 2022. Dr. Bailey is currently executive chairman of Juvenescence Limited (“Juvenescence”). From October 2017 until January 2023, Dr. Bailey served as the chief executive officer of Juvenescence. Dr. Bailey is also a board director of Manx Financial Group, plc, BioHaven Ltd., and Portage Biotech, Inc. Dr. Bailey founded and served as a director of a number of private and public companies and previously served as a managing partner of Palantir Group, Inc., a merchant bank involved in a number of biotech company startups and financings. Dr. Bailey practiced emergency medicine for 10 years before entering finance. Dr. Bailey received his M.D. from the University of Western Ontario.

Our Board believes that Dr. Bailey is qualified to serve as a director based on his extensive experience in venture capital and in leadership positions in biotechnology companies, his technical background, and his perspective as the executive chairman of our largest single investor, Juvenescence.

Richard Marshall, CBE, M.D., Ph.D., has served on the Board since March 2024. He has served as the chief executive officer of Juvenescence since January 2023. Dr. Marshall is a physician scientist and highly experienced executive with a 20-year track record of leadership in pharmaceutical research & development. From September 2019 to January 2023, Dr. Marshall was senior vice president and Global Head of Respiratory & Immunology Development at AstraZeneca plc, overseeing the development and approval of five new medicines. This included the SARS CoV-2 vaccine, Vaxzevria®, and combination antibody, EvushieldTM. In 2021 he was recognized in the Queen’s Honours List with a CBE for his contribution to UK science and the COVID 19 response. From 2002 to 2018, Dr. Marshall held increasingly senior roles at GlaxoSmithKline plc, including vice president of Fibrosis R&D. Dr. Marshall received a Bachelor of Science in Neuroscience, a Bachelor of Medicine, a Bachelor of Surgery, and a Doctor of Philosophy in Medical Sciences from University College London and has held visiting professor and honorary consultant roles in thoracic medicine at Newcastle University and the Royal Brompton Hospital. Dr. Marshall has co-authored more than 60 original publications in journals including The Lancet and The New England Journal of Medicine.

Our Board believes that Dr. Marshall is qualified to serve as a director due to his years of experience in the healthcare industry, as well as his extensive science background.

Jay Venkatesan, M.D., has served on the Board since February 2025. He most recently served as chairman, president, and CEO of Angion Biomedica until its merger with Elicio Therapeutics in 2023. Dr. Venkatesan currently serves as a board director at Elicio Therapeutics, Inc. Previously, he was president and board director of Alpine Immune Sciences, which he co-founded as a managing partner of Alpine BioVentures. Alpine Immune Sciences was acquired by Vertex Pharmaceuticals for $4.9 billion in May 2024. Before Alpine, he founded and managed Ayer Capital, a global healthcare investment fund. Earlier in his career, Dr. Venkatesan was a director at Brookside Capital, a division of Bain Capital, where he co-managed healthcare investments. He also held roles as a venture investor with Patricof & Co. Ventures (now Apax Partners) and as a consultant at McKinsey & Co. Dr. Venkatesan holds an M.D. from the University of Pennsylvania School of Medicine and an M.B.A. from the Wharton School of the University of Pennsylvania. He earned his B.A. from Williams College.

Our Board believes that Mr. Venkatesan is qualified to serve as a director due to his years of experience in the biotechnology, venture capital, and healthcare industries, as well as his extensive leadership experience in corporate strategy, business development and capital markets.

Director Independence

Gregory H. Bailey, M.D., Richard Marshall, CBE, M.D., Ph.D., Karen J. Wilson, Jay Venkatesan M.D., and Stephen Brannan, M.D., each qualify as “independent” in accordance with Section 803(A) of the NYSE American Company Guide.

The members of our Audit Committee meet the additional independence standards under Section 803(B)(2) of the NYSE American Company Guide and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The members of our Compensation Committee meet the additional independence standards under Section 805(c)(1) of the NYSE American Company Guide. Our independent directors received no compensation or remuneration during the last fiscal year for serving as directors except as disclosed under “DIRECTOR COMPENSATION.” None of the independent directors, nor any of the members of their respective families, have participated in any transaction with us that would disqualify them as “independent” directors under the standards described above.

Family Relationships

There are no family relationships among any of our directors and executive officers.

Affiliations with 5% Stockholders

Gregory Bailey, M.D., is the executive chairman of Juvenescence, a greater than 5% stockholder, and may be deemed to beneficially own the shares held by JuvVentures (UK) Limited (“JuvVentures”), a wholly owned subsidiary of Juvenescence. This response is not and shall not be construed as an admission that Dr. Bailey is the beneficial owner of any securities of the Company other than the securities actually owned by Dr. Bailey (if any).

Richard Marshall CBE, M.D., Ph.D., is the chief executive officer of Juvenescence, a greater than 5% stockholder, and may be deemed to beneficially own the shares held by JuvVentures, a wholly owned subsidiary of Juvenescence. This response is not and shall not be construed as an admission that Dr. Marshall is the beneficial owner of any of our securities other than the securities actually owned by Dr. Marshall (if any).

A summary of transactions between us and Juvenescence and its wholly owned subsidiary JuvVentures is included in the section titled “RELATED PERSON TRANSACTIONS.”
Board Meetings and Attendance
During the fiscal year ended December 31, 2024, our Board of Directors met eight times. The Board approved certain matters by unanimous written consent on fourteen occasions in lieu of a meeting during 2024. None of our current directors who served as a director during 2024 attended fewer than 75% of the meetings of the Board and the committees on which they served during their terms as directors. Directors are also encouraged to attend our annual meetings of stockholders, although they are not formally required to do so.
Meetings of Non-Management Directors
Our non-management directors meet periodically in executive session, without any directors who are Serina officers or employees present. These meetings allow the non-management directors to engage in open and frank discussions about corporate governance and about our business, operations, finances, and management performance.
Stockholder Communications with Directors
If you wish to communicate with the Board of Directors or with individual directors, you may do so by following the procedure described on our website www.serinatx.com.
Attendance at Annual Meetings of Stockholders.
Our directors are encouraged, but not required, to attend our annual meetings of stockholders. Last year, Dr. Gill and Mr. Ledger attended the 2024 annual meeting of stockholders.
Code of Ethics
We have adopted a Code of Business Conduct and Ethics (“Code of Ethics”) that applies to our principal executive officers, our principal financial officer and accounting officer, our other executive officers, and our directors. The purpose of the Code of Ethics is to promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with or submit to the SEC and in our other public communications; (iii) compliance with applicable governmental rules and regulations; (iv) prompt internal reporting of violations of the Code of Ethics to an appropriate person or persons identified in the Code of Ethics; and (v) accountability for adherence to the Code of Ethics. A copy of our Code of Ethics has been posted on our internet website and can be found at www.serinatx.com. We intend to disclose any future amendments to certain provisions of our Code of Ethics, and any waivers of those provisions granted to principal executive officers, our principal financial officer and accounting officer, our other executive officers, and our directors, by posting the information on our website within four business days following the date of the amendment or waiver.

Board Leadership Structure

We have separated the positions of Chairman of the Board and Chief Executive Officer in order to reinforce the independence of the board of directors from management, create an environment that encourages objective oversight of management’s performance and enhances the effectiveness of our Board as a whole. As such, our Board is chaired by Dr. Gill, and Mr. Ledger serves as our Chief Executive Officer.

The Board’s Role in Risk Management

One of the key functions of our Board is to oversee our risk management process. We do not have a standing risk management committee, but rather administer this oversight function directly through the Board as a whole, as well as through various standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, and the Audit Committee has the responsibility to consider and discuss the major financial risk exposures and the steps our management should take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management will be undertaken. The Audit Committee is also expected to monitor compliance with legal and regulatory requirements. The Compensation Committee also assesses and monitors whether our compensation plans, policies, and programs comply with applicable legal and regulatory requirements. The Nominating and Governance Committee has the responsibility of reviewing corporate governance changes and regulations and to make recommendations to the Board regarding possible changes in the governance of the Company to reflect best practices, including changes to the Certificate of Incorporation, Bylaws, and Company policies.

Insider Trading Policy

The Company has adopted an Insider Trading Policy to regulate transactions in securities of the Company by employees, officers, and directors of the Company and its subsidiaries, as well as by related individuals. The purpose of the Insider Trading Policy is to prevent any improper trading activity by parties involved with or familiar with the operations of the Company. The Insider Trading Policy prohibits all employees, directors, and officers of the Company and its subsidiaries (“Related Persons”) from trading in the Company’s securities while in possession of material nonpublic information about the Company. Related Persons are also prohibited from disclosing material nonpublic information about the Company to any person outside the Company, and from recommending to anyone that they buy or sell securities of the Company while in possession of material nonpublic information about the Company. The Insider Trading Policy also prohibits designated Related Persons from trading in the Company’s securities outside of a designated trading window, and further requires that designated Related Persons receive pre-clearance to trade in the Company’s securities during a trading window. The Insider Trading Policy has been reasonably designed to promote compliance by the Company and its employees, officers, and directors with applicable insider trading laws, rules and regulations and with applicable listing standards of the NYSE American.

Our Insider Trading Policy is available on our website, www.serinatx.com, 24 hours a day and free of charge. A copy of our Insider Trading Policy is also filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Committees of the Board
The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each of which has the composition and the responsibilities described below.

Audit Committee
During 2024, the Audit Committee was comprised of: (i) Steven Mintz (Chair), who served for the duration of 2024, and (ii) Remy Gross, who served for the duration of 2024. The Audit Committee held six meetings during 2024. The Audit

Committee approved certain matters by unanimous written consent on two occasions in lieu of a meeting during 2024. The current members of the Audit Committee are Jay Venkatesan, M.D. (Chair) and Karen J. Wilson.

The purpose of the Audit Committee is to oversee the corporate accounting and financial reporting processes and audits of financial statements. For this purpose, the Audit Committee performs several functions, including among other things:

•evaluate the independent registered public accounting firm’s qualifications, independence and performance;
•determine whether to retain or terminate the engagement of the existing independent registered public accounting firm or to appoint and engage a different independent registered public accounting firm;
•review all relationships between any prospective independent registered accounting firm and us that may reasonably be thought to bear on independence prior to engagement of any prospective independent registered accounting firm;
•review and approve the scope of the annual audit and pre-approves the audit and non-audit fees and services;
•obtain and review a report by the independent outside auditor describing that firm’s internal quality-control procedures on an annual basis;
•annually review all relationships between the independent outside auditor and us that may reasonably be thought to bear on independence;
•review and monitor compliance with programs and policies designed to ensure compliance with laws and regulations and the Code of Business Conduct and Ethics, including review and approval of all related party transactions on an ongoing basis;
•establish procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters;
•discuss with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;
•approve the retention of the independent outside auditor to perform any proposed permissible non-audit services;
•monitor the rotation of partners of the independent outside auditors on our engagement team in accordance with requirements established by the SEC;
•discuss on a periodic basis, or as appropriate, with management the policies and procedures with respect to risk assessment and risk management;
•review our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;
•consider and adopt policies regarding Audit Committee preapproval of employment of individuals employed or formerly employed by our independent outside auditor;
•investigate any reports received through the whistleblower hotline and report to our Board periodically with respect to the information received through the whistleblower hotline and any related investigations;
•review and monitor enterprise risk issues and discuss and adopt enterprise risk management policies, guidelines and programs, including those related to information technology security, cybersecurity, data, and other related technology risks;
•review our critical accounting policies and estimates;
•review our officers and directors' liability policies; and
•review the Audit Committee charter and the committee’s performance at least annually.

All members of the Audit Committee during 2024 met the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE American. Under the rules of the SEC, members of the Audit Committee must also meet heightened independence standards. We believe that each member of the Audit Committee during 2024 was independent under the applicable rules of the SEC and the NYSE American.

All current members of the Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE American. Jay Venkatesan, M.D., and Karen J. Wilson both qualify as audit committee financial experts as defined under the applicable rules of the SEC and have the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE American. Under the rules of the SEC, members of the Audit Committee must also meet heightened independence standards. We believe that each member of the Audit Committee is independent under the applicable rules of the SEC and the NYSE American. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and the NYSE American. A copy of the Audit Committee Charter has been posted on our internet website and can be found at www.serinatx.com.

Compensation Committee

During 2024, the Compensation Committee was comprised of: (i) Gregory H. Bailey, M.D. (Chair), who served for the duration of 2024, (ii) J. Milton Harris, Ph.D., who served for the duration of 2024, and (iii) Steven Mintz, who served for the duration of 2024. The Compensation Committee held five meetings during 2024. The Compensation Committee approved certain matters by unanimous written consent on seven occasions in lieu of a meeting during 2024. The current members of the Compensation Committee are Karen J. Wilson (Chair), Gregory H. Bailey, M.D., and Stephen Brannan, M.D.
The Compensation Committee oversees policies relating to compensation and benefits of officers and employees. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of the executive officers, evaluates the performance of these officers in light of those goals and objectives and approves the compensation of these officers based on such evaluations. The Compensation Committee also reviews and approves or makes recommendations to the Board regarding the issuance of stock options and other awards under our stock plans to the executive officers. The Compensation Committee will review and evaluate, at least annually, the performance of the Compensation Committee and its members, including compliance by the Compensation Committee with the Compensation Committee Charter. A copy of the Compensation Committee Charter has been posted on our internet website and can be found at www.serinatx.com.

The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel. In addition, under its charter, the Compensation Committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under its charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and the NYSE American, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

To qualify as independent to serve on the Compensation Committee, the NYSE American Listing Rules require a director not to accept any consulting, advisory, or other compensatory fee from us, other than for service on our Board, and that our Board consider whether a director is affiliated with us and, if so, whether such affiliation would impair the director’s judgment as a member of the Compensation Committee. We believe that the composition of the Compensation Committee during 2024 met the requirements for independence under, and the functioning of such Compensation Committee complied with any applicable requirements of, the rules and regulations of the SEC and the NYSE American. We believe that the composition of the Compensation Committee meets the requirements for independence under, and the functioning of such Compensation Committee complies with any applicable requirements of, the rules and regulations of the SEC and the NYSE American.

Compensation Committee Interlocks and Inside Participation

Each member of the Compensation Committee is a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and independent within the meaning of the independent director guidelines of the NYSE American. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serves on the Board or Compensation Committee.

Nominating and Corporate Governance Committee and Nominating Policies and Procedures

During 2024, the Nominating and Corporate Governance Committee was comprised of: (i) J. Milton Harris, Ph.D. (Chair), who served for the duration of 2024, (ii) Remy Gross, who served for the duration of 2024, (iii) Richard Marshall, CBE, M.D., Ph.D., who served for the duration of 2024. The Nominating and Corporate Governance Committee held four meetings during 2024. The current members of the Nominating and Corporate Governance Committee are Karen J. Wilson (Chair), Richard Marshall, CBE, M.D., Ph.D., and Jay Venkatesan, M.D.

The Nominating and Corporate Governance Committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing corporate governance policies and reporting and making recommendations to the Board concerning governance matters. A copy of the Nominating and Corporate Governance Committee Charter has been posted on our internet website and can be found at www.serinatx.com.

Report of the Audit Committee on the Audit of Our Financial Statements

The following is the report of the Audit Committee with respect to Serina’s audited financial statements for the year ended December 31, 2024.

The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that Serina specifically incorporates such information by reference in such filing.

The members of the Audit Committee held discussions with our management and representatives of Frazier & Deeter, LLC, our independent registered public accountants during our fiscal year ended December 31, 2024, concerning the audit of our financial statements for the year ended December 31, 2024. The independent public accountants are responsible for performing an independent audit of our financial statements and issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of our financial statements.

The Audit Committee members reviewed and discussed with management and representatives of the auditors the audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2024. Our auditors also discussed with the Audit Committee the adequacy of our internal control over financial reporting.

The Audit Committee members discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee received the written disclosures and the letter mandated by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent accountant the independent accountant’s independence. Based on the reviews and discussions referred to above, the Audit Committee unanimously recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC.

The Audit Committee also met on a quarterly basis with the auditors during 2024 to review and discuss our financial statements for the quarter and the adequacy of internal control over financial reporting. The current members of the Audit Committee are Jay Venkatesan, M.D. (Chair) and Karen J. Wilson.
Nomination of Candidates for Election as Directors
Nominating Policies and Procedures
The Nominating and Corporate Governance Committee will consider nominees for election as directors proposed by stockholders, provided that they notify the Nominating and Corporate Governance Committee of the nomination in writing at least 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the Meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90 days day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made. Within the applicable time frame the stockholder and the nominee must also provide the Nominating and Corporate Governance Committee with all information that the Nominating and Corporate Governance Committee may reasonably request regarding the nominee.
The Board and the Nominating and Corporate Governance Committee have not set any specific minimum qualifications that a prospective nominee would need in order to be nominated to serve on the Board of Directors. Rather, in evaluating any new nominee or incumbent director, the Nominating and Corporate Governance Committee will consider whether the particular person has the knowledge, skills, experience, and expertise needed to manage our affairs in light of the skills, experience, and expertise of the other members of the Board as a whole. The Nominating and Corporate Governance Committee will also consider whether a nominee or incumbent director has any conflicts of interest with Serina that might conflict with our Code of Ethics or that might otherwise interfere with their ability to perform their duties in a manner that is in the best interest of Serina and its stockholders. The Nominating and Corporate Governance Committee will also consider whether including a prospective director on the Board will result in a Board composition that complies with (a) applicable state corporate laws, (b) applicable federal and state securities laws, and (c) the rules of the SEC and each stock exchange on which our shares are listed.
The Board of Directors and the Nominating and Corporate Governance Committee have not adopted specific policies with respect to a particular mix or diversity of skills, experience, expertise, perspectives, and background that nominees should have. However, the present Board was assembled with a focus on attaining a Board comprised of people with substantial experience in bioscience, the pharmaceutical industry, corporate management, and finance. The Board believes that this interdisciplinary approach will best suit our needs as we work to develop and commercialize novel therapeutics targeting central nervous system diseases.
EXECUTIVE COMPENSATION
We are a “smaller reporting company” as defined in the rules and regulations of the SEC. As a smaller reporting company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public companies that are not emerging growth companies or smaller reporting companies. Accordingly, this Proxy Statement includes reduced disclosure about our executive compensation arrangements.

Executive Officer Compensation

Our named executive officers for the fiscal year ended December 31, 2024, which consist of our principal executive officer and the next two most highly compensated executive officers who were serving as executive officers as of December 31, 2024, were:

•Steve Ledger, our Chief Executive Officer and Director;
•Gregory S. Curhan, our Chief Financial Officer;
•Srini Tenjarla, Ph.D., our Senior Vice President of CMC and Formulation; and
•Joanne M. Hackett, Ph.D. served as our Interim Chief Executive Officer from August 2023 to March 2024.

Name and principal position	Year	Salary ($)	Bonus ($)(1)		Option Awards ($) (2)	All Other Compensation ($)		Total ($)
Steve Ledger (3)	2024	326,250	144,949		3,232,422	—		3,703,621
Chief Executive Officer	2023	170,000	67,500		—	—		237,500

Gregory S. Curhan (4)	2024	—	—		1,447,750	252,663	(5)	1,700,413
Chief Financial Officer
								—
Srini Tenjarla, Ph.D.	2024	171,875	89,453	(6)	1,519,960	—		1,781,288
Senior Vice President of CMC and Formulation

Joanne M. Hackett, Ph.D. (7)	2024	51,183	—		—	—		51,183
Former Interim Chief Executive Officer	2023	63,227	—		—	39,623		102,850

(1)Reflects the amounts for annual bonuses earned in 2024 as approved by the Compensation Committee unless described otherwise in the footnotes below.
(2)These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the share options, the exercise of the share options, or the sale of the common shares underlying such share options. Instead, in accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during fiscal year 2024 computed in accordance with FASB ASC Topic 718, Compensation-Stock Compensation. Assumptions used in the calculation of these amounts are included in Note 8 to our audited consolidated financial statements included in our Annual Report on Form 10-K.
(3)Mr. Ledger joined our Board of Directors in December 2022 and was appointed Chief Financial Officer from June 2021 to March 2024. In March 2024, he was appointed as the Interim Chief Executive Officer of the Company. In September 2024, Mr. Ledger was appointed as the Chief Executive Officer of the Company.

(4)Mr. Curhan joined as our Chief Financial Officer in August 2024 through his capacity as a partner at FLG Partners.
(5)Reflects the approximate amounts paid Mr. Curhan in respect of his service as Chief Financial Officer through his capacity as a partner at FLG Partners, LLC, including a retainer deposit of $25,000.
(6)Reflects the amounts Dr. Tenjarla received as a signing bonus of $25,000 per his employment agreement and $64,453 earned annual performance cash bonus earned in 2024.
(7)Dr. Hackett joined our Board of Directors on December 29, 2021 as a non-employee director, and was appointed as Interim Chief Executive Officer on August 9, 2023. Dr. Hackett resigned from the Company as an officer and director in March 2024.

Executive Compensation Arrangements

Steve Ledger: In September 2024, we entered into an employment agreement with Mr. Ledger (the “Ledger Employment Agreement”) that provides for an annual base salary of $450,000 and an annual incentive compensation opportunity of up to 50% of base salary, subject to the discretion of the Board. Mr. Ledger’s base salary will automatically increase to $500,000 annually, and he will receive a one-time cash bonus, upon the attainment of certain strategic goals.
The Ledger Employment Agreement restricts Mr. Ledger’s ability to compete with the Company for two years after employment, and to solicit employees of the Company for 18 months after employment. If Mr. Ledger is terminated by the Company without cause, Mr. Ledger will receive 12 months of base salary and a pro-rated bonus equal to at least one-half of his full annual bonus opportunity. The Ledger Employment Agreement will continue indefinitely until terminated by either party.

Gregory Curhan: In June 2024, we entered into a consultant agreement with FLG Partners setting forth the terms and conditions for Mr. Curhan's services to Serina as its Chief Financial Officer, effective August 16, 2024 (the “Curhan Consultant Agreement”). Pursuant to the Curhan Consultant Agreement, Serina compensates FLG Partners for Mr. Curhan’s services at a rate of $650 per hour.

Srini Tenjarla, Ph.D.: In July 2024, we entered into an employment agreement with Dr. Tenjarla to serve as our Senior Vice President of CMC and Formulation (the “Tenjarla Employment Agreement”). Pursuant to the Tenjarla Employment Agreement, Dr. Tenjarla's annual base salary was initially set at $375,000 with additional $25,000 signing bonus. Under the Tenjarla Employment Agreement, Dr. Tenjarla is eligible to earn an annual discretionary performance bonus with a target of 50% of his annual base salary. Actual bonus amounts will be based on Dr. Tenjarla’s attainment of individual performance goals at target levels set by the Board of Directors for the applicable calendar year. If such performance goals for the applicable year are fully achieved, the Board of Directors may approve a bonus amount exceeding the target bonus level.

Potential Payments Upon Retirement, Resignation, Termination, or Change in Control

The Ledger Employment Agreement provides that, if Mr. Ledger’s employment is terminated without cause by the Company, Mr. Ledger will receive 12 months of base salary with a pro-rated bonus (minimum of one-half of the full annual bonus). No severance will be paid if Mr. Ledger’s employment is terminated for cause by the Company or by Mr. Ledger voluntarily. “Cause” is defined to include (a) failure to perform duties, (b) failure to comply with any valid and legal directive of the Company, (c) engagement in dishonesty, illegal conduct, or misconduct which is, in each case, injurious to the Company or its affiliates, (d) embezzlement, misappropriation, or fraud, whether or not related to Mr. Ledger’s employment with the Company, (e) conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, (f) violation of the Company's written policies or codes of conduct, (g) willful unauthorized disclosure of confidential information or violation of restrictive covenants, (h) material breach of any material obligation under the Ledger Employment Agreement or any other written agreement between Mr. Ledger and the Company, or (i) engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute. No additional amounts would be paid under the Ledger Employment Agreement following a change in control.

The Curhan Consultant Agreement does not provide Mr. Curhan post-employment severance or change in control payments or benefits other than the accelerated vesting of the options upon change in control or completion of a $60 million equity transaction.

The Tenjarla Employment Agreement provides that, if Dr. Tenjarla’s employment is terminated without cause by the Company, Dr. Tenjarla will receive six months of base salary with a pro-rated bonus (minimum of one-half of the full annual bonus). No severance will be paid if Dr. Tenjarla’s employment is terminated for cause by the Company or by Dr. Tenjarla voluntarily. “Cause” is defined to include (a) failure to perform duties, (b) failure to comply with any valid and legal directive of the Company, (c) engagement in dishonesty, illegal conduct, or misconduct which is, in each case, injurious to the Company or its affiliates, (d) embezzlement, misappropriation, or fraud, whether or not related to Dr. Tenjarla’s employment with the Company, (e) conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, (f) violation of the Company's written policies or codes of conduct, (g) willful unauthorized disclosure of confidential information or violation of his restrictive covenants, (h) material breach of any material obligation under the Tenjarla Employment Agreement or any other written agreement between Dr. Tenjarla and the Company, or (i) engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute. No additional amounts would be paid under the Tenjarla Employment Agreement following a change in control.

Equity Awards Outstanding

The following table shows information regarding our outstanding equity awards at December 31, 2024 for the 2024 Named Executive Officers under Serina’s Equity Plans:

		Option Awards
		Number of Securities Underlying Unexercised Options (#)				Option Exercise Price	Option Expiration Date
Name	Grant Date	Exercisable		Unexercisable
Steve Ledger	7/29/2021	113,962	(1)	—		$0.06	7/29/2031
	9/9/2024	—		376,388	(2)	$7.40	9/9/2034
	9/9/2024	—		125,463	(3)	$7.40	9/9/2034

Gregory Curhan	8/15/2024	20,833		229,167	(4)	$6.66	8/15/2034

Srini Tenjarla, Ph.D.	7/15/2024	—		185,000	(5)	$9.50	7/14/2034

(1)This option fully vested as of the grant date.
(2)One fourth of the stock options will vest upon completion of 12 full months of continuous employment measured from the date of grant, and the balance of the options vest in 36 equal monthly installments commencing on the first anniversary of the date of grant, based on the completion of each month of continuous service as an employee or director of Serina or our subsidiaries.
(3)Provided that certain strategic goals are met, one fourth of the options will vest upon completion of 12 full months of continuous employment measured from the date of grant, and the remaining balance of the options vest in 36 equal monthly installments, commencing on the first anniversary of the date of grant, based on the completion of each month of continuous service as an employee or director of Serina or our subsidiaries.
(4)The stock options vest in substantially equal monthly installments beginning on September 15, 2024 such that the stock options shall be fully vested on the fourth anniversary of the grant date, subject to continued service to Serina or our subsidiaries through the applicable vesting dates. Vesting of the options will accelerate upon a change in control or our completion of a $60 million equity transaction.
(5)One third of the stock options will vest upon completion of 12 full months of continuous employment measured from the date of grant, and the balance of the options vest in 24 equal monthly installments commencing on the first anniversary of the date of grant, based on the completion of each month of continuous service as an employee or director of Serina or our subsidiaries.

Other Compensation Plans

We do not have any pension plans, defined benefit plans, or non-qualified deferred compensation plans. We may make contributions to 401(k) plan accounts for participating executive officers and other employees.

Executive Chairman Agreement

The Company has entered into an agreement with Dr. Gill to serve as the Chairman of the Board of Directors (the “Executive Chairman Agreement”). Pursuant to the Executive Chairman Agreement, Dr. Gill is entitled to an annual cash fee of $300,000. Following an initial grant of 295,300 options to purchase common stock of the Company, Dr. Gill is eligible to receive equity awards at the Board’s discretion generally in line with those afforded executive employees of the Company. Pursuant to the Executive Chairman Agreement, Dr. Gill will serve as the Executive Chairman of the Board as long as he is a member of the Board, or until his earlier death, incapacity, removal or resignation. Dr. Gill will also be bound by, among other typical restrictive covenants, a five (5) year post-termination non-compete covenant and a five (5) year post-termination non-solicitation covenant with respect to customers and employees. The Executive Chairman Agreement further states that Dr. Gill is not entitled to receive additional options or other compensation under the Director Compensation Policy.

Risk Considerations and Recoupment Policies

The Compensation Committee of our Board of Directors considers, in establishing and reviewing the executive compensation program, whether the program encourages unnecessary or excessive risk taking. Most of our executive compensation arrangements include a fixed salary that provides a steady income so that executives do not feel pressured to focus exclusively on stock price performance or short-term financial targets to the detriment of our long-term operational and strategic objectives. We supplement fixed salaries with discretionary bonus awards based on the executive’s performance as well as the performance of Serina. The stock options and RSUs that we have granted to our executive officers under the AgeX 2017 Incentive Plan, the Legacy Serina 2017 Option Plan, the 2024 Incentive Plan and the 2024 Inducement Equity Plan generally vest over four years, assuring that the executives take a long-term perspective in viewing their equity ownership. Although we have not adopted compensation plans, or made incentive awards, based on quantified financial performance measures, we have adopted a Clawback Policy intended to comply with Section 811 of the NYSE American Company Guide. In the event of certain restatements of Serina financial statements, the Clawback Policy will require Serina to recoup from its executive officers compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure, to the extent such compensation (a) was granted during the three fiscal years preceding a determination that Serina financial statements must be restated, and (b) exceeds the amount of compensation that would have been granted had the grant been based on the restated financial statement amounts. A copy of our Clawback Policy has been posted on our company website and can be found at www.serinatx.com.

Pay Versus Performance Disclosure

In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and Non-PEO NEOs and Company performance for the fiscal years listed below. The dollar amounts presented as compensation actually paid in the disclosure below do not reflect the actual amount of compensation earned by or paid to the Company’s PEO and Non-PEO NEOs during the applicable fiscal year. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year (1)	Summary Compensation Table Total for PEO M. West ($) (2) (3	Compensation Actually Paid to former PEO M. West ($) (2) (3) (5)	Summary Compensation Table Total for former PEO J. Hackett ($) (2) (3	Compensation Actually Paid to former PEO J. Hackett ($) (2) (3) (6	Summary Compensation Table Total for PEO S. Ledger ($) (2) (3)	Compensation Actually Paid to PEO S. Ledger ($) (2) (3) (7)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (4) (8)	Average Compensation Actually Paid to Non-PEO NEOs (4) (9)	Valuation of Initial Fixed $100 Investment Based on TSR (10)	Net Income (Loss) (in thousands) (11)
(a)	(b)	(c)	(b)	(c)	(b)	(c)	(d)	(e)	(f)	(h)
2023	1,059,269	1,059,388	102,850	102,850	—	—	300,354	258,606	(30)	5,269
2024	—	—	51,183	51,183	3,703,621	3,703,621	1,740,851	1,740,851	(44)	(11,141)

(1) This is the first filing in which we are providing this disclose, and we are a smaller reporting company pursuant to Rule 405 of the Securities Act. As such, we are only required to include information for the past two fiscal years in the table.

(2) The dollar amounts reported in this column are the amounts of the total compensation reported in the “Total” column of the Summary Compensation Table for the 2023 and 2024 fiscal years.

(3) For each of the two years presented above, our Principal Executive Officers (“PEO”) were (i) Michael D. West and Joanne Hackett in 2023 and (i) Joanne Hackett and Steve Ledger in 2024.

(4) For each of the two years presented above, our Non-PEO NEOs were: (i) Andrea Park and Nafees N. Malik in 2023, and (ii) Greg Curhan and Srini Tenjarla in 2024.

(5) The dollar amounts reported in this column represent the amount of the “compensation actually paid” to Mr. West. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments made to Mr. West total compensation for each year to determine the compensation actually paid are shown in the table below:

Adjustments to Determine Compensation Actually Paid to PEO M. West	2024 ($)	2023 ($)
Summary Compensation Table Totals for PEO	—	1,059,269
Less: Equity Award Values Reported in SCT for the Covered Year ($)	—	(448,824)
Plus: Fair Value for Equity Awards Modified in the Covered Year (on Modification Date) ($)	—	448,824
Plus: Fair Value of Outstanding Unvested Equity Awards Granted in Covered Year at Year-End ($)	—	—
Plus: Change in Fair Value of Outstanding Unvested Equity Awards from Prior Years at Year-End ($)	—	—
Plus: Change in Fair Value of Equity Awards Granted in Prior Years That Vested During Covered Year (on Vest Date) ($)	—	119
Compensation Actually Paid	—	1,059,388

(6) The dollar amounts reported in this column represent the amount of the “compensation actually paid” to Ms. Hackett. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments made to Ms. Hackett total compensation for each year to determine the compensation actually paid are shown in the table below:

Adjustments to Determine Compensation Actually Paid to PEO J. Hackett	2024 ($)	2023 ($)
Summary Compensation Table Totals for PEO	51,183	102,850
Less: Equity Award Values Reported in SCT for the Covered Year ($)	—	—
Plus: Fair Value for Equity Awards Granted and Vested in the Covered Year (on Vest Date) ($)	—	—
Plus: Fair Value of Outstanding Unvested Equity Awards Granted in Covered Year at Year-End ($)	—	—
Plus: Change in Fair Value of Outstanding Unvested Equity Awards from Prior Years at Year-End ($)	—	—
Plus: Change in Fair Value of Equity Awards Granted in Prior Years That Vested During Covered Year (on Vest Date) ($)	—	—
Compensation Actually Paid	51,183	102,850

(7) The dollar amounts reported in this column represent the amount of the “compensation actually paid” to Mr. Ledger. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments made to Mr. Ledger total compensation for each year to determine the compensation actually paid are shown in the table below:

Adjustments to Determine Compensation Actually Paid to PEO S. Ledger	2024 ($)	2023 ($)
Summary Compensation Table Totals for PEO	3,703,621	—
Less: Equity Award Values Reported in SCT for the Covered Year ($)	(3,232,422)	—
Plus: Fair Value for Equity Awards Granted and Vested in the Covered Year (on Vest Date) ($)	—	—
Plus: Fair Value of Outstanding Unvested Equity Awards Granted in Covered Year at Year-End ($)	3,232,422	—
Plus: Change in Fair Value of Outstanding Unvested Equity Awards from Prior Years at Year-End ($)	—	—
Plus: Change in Fair Value of Equity Awards Granted in Prior Years That Vested During Covered Year (on Vest Date) ($)	—	—
Compensation Actually Paid	3,703,621	—

(8) The dollar amounts reported in this column represent the average of the amounts reported for the Non-PEO NEOs as a group for each corresponding year in the “Total” column of the Summary Compensation Table as disclosed in the proxy statements for the applicable years.

(9) The dollar amounts reported in this column for our Non-PEO NEOs as a group in each appliable year, represent averages of the “compensation actually paid” to the Non-PEO NEOs. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the Non-PEO NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments made to the average total compensation for the Non-PEO NEOs for each year to determine the average compensation actually paid are shown in the table below:

Adjustments to Determine Compensation Average Actually Paid to Non-PEO NEOs	2024 ($)	2023 ($)
Average Summary Compensation Table Totals	1,740,851	300,354
Less: Average Equity Award Values Reported in SCT for the Covered Year ($)	(1,483,855)	(9,940)
Plus: Average Fair Value for Equity Awards Granted and Vested in the Covered Year (on Vest Date) ($)	60,319	—
Plus: Average Fair Value of Outstanding Unvested Equity Awards Granted in Covered Year at Year-End ($)	1,423,536	—
Plus: Average Change in Fair Value of Outstanding Unvested Equity Awards from Prior Years at Year-End ($)	—	(8,357)
Plus: Change in Fair Value of Equity Awards Granted in Prior Years That Vested During Covered Year (on Vest Date) ($)	—	(23,450)
Average Compensation Actually Paid	1,740,851	258,607

(10) Cumulative Total Shareholder Return (“TSR”) represents the return on a fixed investment of $100 in our Class A common stock for the period beginning on the last trading day of 2022 through the last trading day of the applicable fiscal year.

(11) The dollar amounts reported represent the amount of net loss reflected in the Company’s audited financial statements for each year presented.

Analysis of the Information Presented in the Pay Versus Performance Table

In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table above.

Relationship Between Compensation Actually Paid vs. Net Income

The following chart illustrates the relationship between Compensation Actually Paid for our PEO and the average Compensation Actually Paid for our Non-PEO NEOs against the Company’s net income.

Relationship Between Compensation Actually Paid vs. Cumulative TSR of Company

The following chart illustrates the relationship between Compensation Actually Paid for our PEO and the average Compensation Actually Paid for our Non-PEO NEOs against the Company’s TSR:

Compensation Actually Paid v. Company TSR
Compensation Actually Paid
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
($2,000,000)
($4,000,000)
($6,000,000)
2023
2024
Company TSR
$80
$60
$40
$20
$0
($20)
($40)
($60)
PEOs
Average of Non PEO NEOs
Company TSR

DIRECTOR COMPENSATION

Non-Employee Director Compensation

Following the Merger, on March 27, 2024, our Board adopted a new outside director compensation policy, which became effective on April 1, 2024 (the “Director Compensation Policy”). The Director Compensation Policy provides that each non-employee director will receive an annual retainer as follows:

Member of Board of Directors: $40,000
Chair of Audit Committee: $10,000
Member of Audit Committee: $5,000
Chair of Compensation Committee: $5,000
Member of Compensation Committee: $2,500
Chair of Nominating & Corporate Governance Committee: $5,000
Member of Nominating & Corporate Governance Committee: $2,500

In each case, compensation is to be paid quarterly in arrears and prorated based on the number of actual days served on our Board or applicable committee. Each non-employee director who serves as a committee chair of our Board will receive the cash retainer fee as the chair of the committee but not the cash retainer fee as a member of that committee.

In addition, the Director Compensation Policy provides that each individual who was a non-employee director as of the effective date of the policy was granted an award of stock options to purchase 40,000 shares of our common stock (the “Transition Award”). Each Transition Award will vest in equal yearly installments over the 3-year period from the date of grant, in each case subject to the non-employee director continuing to be a non-employee director through the applicable vesting date.

The Director Compensation Policy also provides that each individual who first becomes a non-employee director following the effective date of the policy and who did not receive a Transition Award will be granted an award of stock options to purchase 40,000 shares of our common stock (the “Initial Award”). The Initial Award will be granted automatically on the first trading day on or after the date on which such individual first becomes a non-employee director (the first date as a non-employee director, the “Initial Start Date”), whether through election by our stockholders or appointment by our Board to fill a vacancy. Each Initial Award will be scheduled to vest in equal yearly installments over the 3-year period from the date of grant, in each case subject to the non-employee director continuing to be a non-employee director through the applicable vesting date.

The Director Compensation Policy also provides that at the close of business on the date of each annual meeting of the Company’s stockholders, beginning with the 2024 annual meeting of the stockholders, each continuing non-employee director automatically will be granted an award of stock options (an “Annual Award”) to purchase 10,000 shares of our common stock, except that directors who received a Transition Award were not entitled to receive an Annual Award in 2024. Each Annual Award will be scheduled to vest on the earlier of (i) the day before the next Annual Meeting or (ii) the one-year anniversary of the grant date, subject to the applicable non-employee director’s continued service as a member of the Board through such vesting date. Directors and members of committees of the Board of Directors who are our employees are entitled to receive compensation as employees but are not compensated for serving as directors or attending meetings of the Board or committees of the Board. All directors are entitled to reimbursements for their out-of-pocket expenses incurred in attending meetings of the Board or committees of the Board.

The Executive Chairman Agreement further states that Dr. Gill is not entitled to receive additional options under the
Director Compensation Policy.

2024 Director Compensation

The following table summarizes certain information concerning the compensation paid during the past fiscal year to each of the persons who served as directors during the year ended December 31, 2024, and who were not our employees on the date the compensation was earned.

Name	Fees Earned or Paid in Cash	Option Awards (1)		Total
Balkrishan “Simba” Gill, Ph.D.	$215,833	$2,823,038	(2)	$3,038,871
J. Milton Harris, Ph.D.	$26,504	$411,864		$438,368
Gregory H. Bailey, M.D.	$21,250	$411,864		$433,114
Remy Gross	$24,257	$411,864		$436,121
Richard Marshall, CBE, M.D., Ph.D.	$21,250	$411,864		$433,114
Steven Mintz	$26,250	$431,893	(3)	$458,143
(1)These amounts do not reflect the actual economic value that will be realized by the directors upon the vesting of the share options, the exercise of the share options, or the sale of the common shares underlying such share options. Instead, in accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during fiscal year 2024 computed in accordance with FASB ASC Topic 718, Compensation-Stock Compensation. Assumptions used in the calculation of these amounts are included in Note 8 to our audited consolidated financial statements included in our Annual Report on Form 10-K.
(2)Represents 295,300 options to purchase common stock of Serina granted to Dr. Gill in connection with entering into his Executive Chairman Agreement in April 2024. The options vest, subject to Dr. Gill’s continuous service to the Company, as follows: 73,825 on the 6th month anniversary of the grant date; 5,273 each month thereafter until the 48th month anniversary of the grant date; and 5,282 on the 48th month anniversary of the grant date.
(3)Includes 1,812 options to purchase common stock of Serina that were granted to Mr. Mintz in connection with his appointment as a director of AgeX.

PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information regarding the beneficial ownership of our common stock as of September 17, 2025, by (i) each of our Named Executive Officers, (ii) each of our directors, (iii) all of our directors and executive officers as a group; and (iv) each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock. Our calculation of the percentage of beneficial ownership is based on 10,537,181 shares of common stock outstanding as of September 17, 2025.
Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of September 17, 2025 and restricted stock units that will vest within 60 days of September 17, 2025. Shares of our common stock issuable pursuant to stock options and restricted stock units currently exercisable or exercisable within 60 days of September 17, 2025, and restricted stock units that will vest within 60 days of September 17, 2025, are deemed outstanding for computing the percentage of the person holding such equity awards and the percentage of any group of which the person is a member but are not deemed outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Section 16 of the Exchange Act. Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 601 Genome Way, Suite 2001, Huntsville, Alabama 35806.

	Beneficial Ownership as of September 17, 2025
Beneficial Owner	Number of Shares	Percent of Total
5% and Greater Stockholders:
Juvenescence Limited and certain affiliates(1)	4,489,157	38.2%
Puffinus L.P. (2)	904,884	8.6%
Helen W. McMillan(3)	708,610	6.7%
Directors and Named Executive Officers:
Gregory H. Bailey, M.D.(4)	873,626	7.7%
Stephen Brannan, M.D.	—	*
Greg Curhan(5)	78,120	*
Balkrishan “Simba” Gill, Ph.D. (6)	142,374	1.3%
Steve Ledger(7)	319,469	3.0%
Richard Marshall, CBE, M.D., Ph.D.(8)	13,333	*
Randall Moreadith, M.D., Ph.D. (9)	515,287	4.7%
Srini Tenjarla, Ph.D. (10)	82,218	*
Jay Venkatesan, M.D. (11)	100,386	*
Karen J. Wilson	—	*
All executive officers and directors as a group (10 persons)(12)	2,124,813	17.0%
*Represents beneficial ownership of less than 1%.

(1)Comprised of (i) 3,267,188 shares of common stock held directly by JuvVentures (UK) Limited, (ii) 88,376 shares of common stock that may be acquired on exercise of Warrants issued or to be issued in connection with advances under the A&R Secured Note, (iii) 755,728 shares of common stock that may be acquired on exercise of the Replacement Incentive Warrants held by JuvVentures (UK) Limited and (iv) 377,865 shares of common stock that may be acquired on exercise of the Incentive Warrants held by JuvVentures (UK) Limited.

(2)Consists of 904,884 shares of our common stock. Certain immediate family members of J. Milton Harris are limited partners or affiliates of the limited partners and the general partner of Puffinus, L.P., but such immediate family members do not share a household with Dr. Harris and Dr. Harris does not control the actions of Puffinus, L.P.

(3)Consists of (i) 708,610 shares of our common stock.

(4)Consists of (i) 67,243 shares of our common stock, (ii) 793,050 shares of our common stock issuable upon conversion of 762,548 shares of Series A Convertible Preferred Stock, and (iii) 13,333 shares of our stock subject to options that are exercisable within 60 days of September 17, 2025.

(5)Consists of 78,120 shares of our common stock subject to options that are exercisable within 60 days of September 17, 2025.

(6)Consists of 142,374 shares of our common stock subject to options that are exercisable within 60 days of September 17, 2025.

(7)Consists of (i) 95,730 shares of our common stock and (ii) 223,739 shares that are subject to options that are exercisable within 60 days of September 17, 2025.

(8)Consists of 13,333 shares of our common stock subject to options that are exercisable within 60 days of September 17, 2025.

(9)Consists of 515,287 shares of our common stock subject to options that are exercisable within 60 days of September 17, 2025.
(10)Consists of 82,218 shares of our common stock subject to options that are exercisable within 60 days of September 17, 2025.

(11)Consists of 100,386 shares of our common stock issuable upon conversion of 96,525 shares of Series A Convertible Preferred Stock.

(12)Consists of (i) 162,973 shares of our common stock held by our executive officers and directors, (ii) 1,068,404 shares of our common stock subject to options that are exercisable within 60 days of September 17, 2025, and (iii) 893,436 shares of common stock issuable upon conversion of 859,073.

Related Person Transactions Policy and Procedures

Our Board has adopted a written Amended and Restated Related-Person Transaction Policy (the "Related-Person Transaction Policy"), which applies to transactions involving amounts in excess of $120,000, in which any of our officers, directors, beneficial owners of more than 5% of the outstanding shares of our common stock, or any member of their immediate family, has a direct or indirect material interest, determined in accordance with the policy. Those transactions are referred to as Related Person Transactions. A Related Person Transaction will be subject to review and approval by the Audit Committee of our Board of Directors or by such other committee of the Board of Directors established to identify, review, consider, approve, or ratify the Related Person Transaction (a "Special Committee") (hereinafter, as applicable, the Audit Committee or the Special Committee as designated by the Board of Directors that has authority to approve the Related-Person Transaction shall be referred to as the "Committee") prior to the effectiveness or consummation, to the extent practical. The Committee shall consist of two or more directors, each of whom the Board has determined to be a Disinterested Director (as defined in the Related-Person Transaction Policy). The Committee will review the relevant information available to it about the Related Person Transaction. The Committee may approve or ratify the Related Person Transaction only if the Committee determines that, under the circumstances, the transaction is in, or is not in conflict with, our best interests.

Certain Related Person Transactions

Convertible Note Agreement and Asset Contribution Agreement

On March 26, 2024, AgeX entered into an Asset Contribution Agreement with UniverXome Bioengineering, Inc. (“UniverXome”) (the “Asset Contribution Agreement”) pursuant to which AgeX transferred to UniverXome all of AgeX’s capital stock in Reverse Bioengineering, Inc. (“Reverse Bio”) and ReCyte Therapeutics, Inc. (“ReCyte”), along with certain patents, patent applications, and other intellectual property, certain biological materials, certain trademarks and service marks, certain equipment, certain inventory, and certain files and records relating to the foregoing, and

UniverXome assumed all of the Liabilities (as defined in the Asset Contribution Agreement) in existence as the Effective Time (as defined in the Merger Agreement) other than the Transaction Expenses (as defined in the Merger Agreement) and certain other liabilities. Concurrently with the execution of the Asset Contribution Agreement, AgeX, and its subsidiaries UniverXome, Reverse Bio, and ReCyte (the “Subsidiary Obligors”), entered into an agreement with respect to that certain convertible note (the “Convertible Note Agreement”) previously issued to Juvenescence.

Pursuant to the Convertible Note Agreement, AgeX transferred to UniverXome, and UniverXome assumed, all of AgeX’s rights and obligations under the convertible note issued to Juvenescence in 2022 and 2023 and related security agreements. Juvenescence agreed to release AgeX from its obligations, and UniverXome assumed all of AgeX’s obligations under the convertible note, including the related security agreements. As a result, (i) Juvenescence agreed to look solely to UniverXome, ReCyte and Reverse Bio as guarantors, for any and all obligations, including repayment, under the convertible note, security agreements, and related documents, and (ii) Juvenescence released its security interests in the assets of AgeX and certain subsidiaries, including its security interests in the stock of UniverXome, the stock and assets of Merger Sub, the stock and assets of NeuroAirmid, and certain cGMP embryonic cell lines used to support the NeuroAirmid business, and any security interest that it might have in the stock and assets of Merger Sub and Legacy Serina, while retaining its security interest in the stock and assets of ReCyte and Reverse Bio and in AgeX assets transferred to UniverXome. Juvenescence also agreed to provide the Company with a claims reserve for the purpose of settling and paying the costs associated with certain claims and demands against the Company, which claims reserve will be an additional debt obligation of UniverXome.

The Convertible Note Agreement amended certain provisions of the convertible note to eliminate the provisions permitting Juvenescence and AgeX to convert outstanding amounts owed into shares of AgeX common stock and certain related provisions.

2022 Convertible Note and Security Agreement

On February 14, 2022, AgeX and Juvenescence entered into a Secured Convertible Promissory Note (the “2022 Convertible Note”) pursuant to which Juvenescence agreed to provide to AgeX a $13,160,000 line of credit for a period of 12 months.

On February 9, 2024, AgeX and Juvenescence executed a Sixth Amendment to Amended and Restated Convertible Promissory Note that extended to May 9, 2024, the “Repayment Date” on which the outstanding principal balance and accrued loan origination fees would become due and payable pursuant to the 2022 Convertible Note.

On March 26, 2024, AgeX entered into an Allonge and Seventh Amendment to the Amended and Restated Convertible Promissory Note that provided the Company with additional $2,400,000 of credit subject to the terms of the 2022 Convertible Note which was drawn entirely on March 29, 2024.

On May 8, 2024, UniverXome Bioengineering, Inc., entered into an Allonge and Eighth Amendment to the Amended and Restated Convertible Promissory Note that extended to December 31, 2024, the “Repayment Date” on which the outstanding principal balance and accrued loan origination fees would become due and payable pursuant to the 2022 Secured Note and provided the Company an additional $525,000 of credit subject to the terms of the 2022 Convertible Note which was drawn entirely on May 9, 2024.

On October 15, 2024, UniverXome Bioengineering, Inc. entered into an Allonge and Ninth Amendment to the Amended and Restated Convertible Promissory Note that provided the Company an additional $101,575.40 of credit subject to the terms of the 2022 Convertible Note which was drawn entirely on October 15, 2024.

From January 1 through June 30, 2024, UniverXome Bioengineering, Inc., drew in the aggregate $6,325,000 of its credit available under the 2022 Convertible Note with Juvenescence. As of June 30, 2024, UniverXome Bioengineering, Inc., had borrowed a total of $26,485,000 under the 2022 Convertible Note.

As an arrangement fee for the 2022 Convertible Note, AgeX agreed to pay Juvenescence an origination fee in an amount equal to 4% of the amount of each draw of loan funds, which will accrue as each draw is funded, and an additional 4% of all the total amount of funds drawn that would accrue following the end of the period during which funds may be drawn from the line of credit. The origination fee would become due and payable on the repayment date or in a pro rata amount with any prepayment of in whole or in part of the outstanding principal balance of the 2022 Convertible Note.

Purchase and Sale of Common Stock and Incentive Warrants

On November 26, 2024, Juvenescence Limited and JuvVentures (UK) Limited (including its successors and assigns, “Juvenescence”) agreed to purchase from the Company 1,000,000 shares of Common Stock at the purchase price of $10.00 per share, for an aggregate amount of $10 million in two tranches as described below, along with warrants to purchase an additional 755,728 shares of Common Stock at an exercise price of $18.00 per share (the “Replacement Incentive Warrants”). The Replacement Incentive Warrants expire on March 26, 2028, and have substantially the same terms and conditions as the surrendered Incentive Warrants (as defined below).

The closing on the first tranche of 500,000 shares of our common stock for an aggregate of $5 million occurred on November 27, 2024. The closing of the second tranche of 500,000 shares of our common stock and the issuance of the corresponding Replacement Incentive Warrants for an aggregate of $5 million occurred on January 31, 2025.

In consideration for the Agreement, Juvenescence surrendered to the Company 755,728 warrants (the “Post-Merger Warrants”) issued to Juvenescence pursuant to that certain warrant agreement, dated March 19, 2024, by and between the Company and Equiniti Trust Company, LLC (the “Warrant Agreement”), including all underlying Incentive Warrants (as defined in the Warrant Agreement) issuable upon exercise thereof. Upon surrender, the Company cancelled of the surrendered Post-Merger and Incentive Warrants.

The stock purchases by Juvenescence under the Agreement were in lieu of future required exercises by Juvenescence of the Post-Merger Warrants pursuant to that certain Letter Agreement, dated August 29, 2023, between the Company and Juvenescence, which would have resulted in similar proceeds to the Company but at later dates. Accordingly, the Letter Agreement was amended to delete the requirements for Juvenescence to exercise the Post-Merger Warrants.

Sale of Subsidiary to Juvenescence

On December 23, 2024, the Company entered into a Stock Purchase Agreement with Juvenescence, pursuant to which Juvenescence purchased all of the outstanding shares of UniverXome, thereby assuming all Legacy Assets AgeX transferred to UniverXome prior to the Merger. The Legacy Assets included all of AgeX’s interests in ReCyte and Reverse Bio along with certain patents, patent applications, and other intellectual property, certain biological materials, certain trademarks and service marks, certain equipment, certain inventory, and certain files and records relating to the foregoing. As consideration for the purchase of UniverXome, Juvenescence assumed the net assets of UniverXome and approximately $11.3 million of secured debt, consisting of the convertible note owed by UniverXome to Juvenescence in addition to a nominal cash payment. The debt assumed by Juvenescence was secured by substantially all of the assets of UniverXome.

2025 Securities Purchase Agreement

On April 8, 2025, the Company issued 962,250 shares of the Company's Series A Convertible Preferred Stock, par value $0.0001 (the “Series A Preferred Stock”) in a private placement to certain investors, including Gregory H. Bailey, M.D., and Jay Venkatesan, M.D., at a purchase price of $5.18 per share. The Company has received aggregate gross proceeds from the private placement of approximately $5 million. Each share of Series A Preferred Stock is convertible into shares of common stock at a conversion price of $5.18 per share.

2025 Convertible Note and Warrants

On September 9, 2025, the Company entered into an unsecured convertible note (the "Convertible Note") with certain investors, including Gregory H. Bailey, M.D., making available to the Company an aggregate principal amount of up to $20 million. The Convertible Note is convertible, at the option of the holder, into shares of the Company’s common stock at any time until the maturity date at a conversion price of $5.18 per share. Under the Convertible Note, the Company agreed to issue warrants for the purchase of shares of the common stock on each funding date in an amount equal to 100% of the number of shares issuable upon conversion of the funds extended by the investors on such funding date. Such warrants will have an exercise price equal to $5.44 per share.

Certain Related Person Transactions of Legacy Serina

Convertible Note

On March 15, 2023, AgeX lent to Legacy Serina an aggregate principal amount of $10,000,000 pursuant to a convertible note pursuant to the Merger Agreement, the convertible note automatically converted immediately prior to the

Merger into shares of Legacy Serina capital stock, which shares were canceled in connection with the Merger, and were treated as a capital contribution.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of Exchange Act requires our directors and executive officers and persons who own more than ten percent (10%) of a registered class of our equity securities (“Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other Company equity securities. Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all reports they file under Section 16(a).

To our knowledge, based solely on our review of the copies of Forms 3 and 4 and amendments thereto filed during the last fiscal year, and Forms 5 and amendments thereto filed with respect to the last fiscal year, by the Reporting Persons, or written representation from the Reporting Persons that no Form 5 was required, all Section 16(a) filing requirements applicable to our officers, directors, and greater than ten percent beneficial owners were complied with during the fiscal year ended December 31, 2024, except Juvenescence Limited filed a late Form 4 on May 18, 2024 to report warrants to purchase common stock issued to it on April 25, 2023.
RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

On April 29, 2024, our Audit Committee and our Board approved the appointment of Frazier & Deeter, LLC (“Frazier & Deeter”) as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2024. Frazier & Deeter served as the independent registered public accounting firm of Legacy Serina prior to the Merger. Accordingly, WithumSmith+Brown, PC (“Withum”), AgeX’s independent registered public accounting firm prior to the Merger, was informed that they would be dismissed as our independent registered public accounting firm.

The audit report of Withum on our financial statements as of and for the year ended December 31, 2023, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainties, audit scope or accounting principles.

In connection with the audits of AgeX’s financial statements for the fiscal year ended December 31, 2023, there were no disagreements with Withum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Withum, would have caused it to make a reference in connection with their opinion to the subject matter of the disagreement or reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During the year ended December 31, 2023, neither us nor anyone on our behalf consulted with Frazier & Deeter regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and no written report or oral advice was provided to us by Frazier & Deeter that Frazier & Deeter concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Audit Fees, Audit Related Fees, Tax Fees and All Other Fees

The following table sets forth the aggregate fees billed to us during the fiscal years ended December 31, 2024 and 2023 by Frazier & Deeter, LLC and Withum, respectively:

	2024	2023
Audit Fees (1)	$282,500	$235,000
Audit Related Fees(2)	73,000	—
Tax Fees	—	—
All Other Fees	—	—
	$355,500	$235,000

(1)Audit Fees consist of fees billed for professional services rendered for the audit of our annual financial statements included in our Annual Report on Form 10-K, review of interim financial statements included in our Quarterly Reports on Form 10-Q, and services that are normally provided by our independent registered public accountants in connection with statutory and regulatory filings or engagements.
(2)Audit-Related Fees relate to assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” This category would include fees related to non-routine SEC filings.
Pre-Approval of Audit and Permissible Non-Audit Services
Our Audit Committee requires pre-approval of all audit and non-audit services. Other than de minimis services incidental to audit services, non-audit services shall generally be limited to tax services such as advice and planning and financial due diligence services. All fees for such non-audit services must be approved by the Audit Committee, except to the extent otherwise permitted by applicable SEC regulations. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting. During 2024 and 2023, 100% of the fees paid to Frazier & Deeter and Withum, respectively, by the Company were approved by the Audit Committee.
The Board of Directors proposes and recommends that the stockholders ratify the selection of the firm of Frazier & Deeter to serve as our independent registered public accountants for the fiscal year ending December 31, 2025. Approval of the selection of Frazier & Deeter to serve as our independent registered public accountants requires the affirmative vote of a majority of the shares of common stock present and voting on the matter at the Meeting, provided that the affirmative vote cast constitutes a majority of a quorum. Unless otherwise directed by the stockholders, proxies will be voted FOR ratification of the selection of Frazier & Deeter to audit our financial statements.
We expect that a representative of Frazier & Deeter will be present at the Meeting, and will have an opportunity to make a statement if he or she so desires and may respond to appropriate questions from stockholders.

The Board of Directors Recommends a Vote “FOR” Ratification of the Selection of Frazier & Deeter as Our Independent Registered Public Accountants.
CONVERTIBLE NOTE AND WARRANTS PROPOSAL

General

The Company is asking stockholders to approve, for purposes of complying with Section 713(a) of the NYSE American Company Guide, the potential issuance of 20% or more of the issued and outstanding shares of the Company's common stock to the holders of the Convertible Note and Warrants (as defined below).

Background

On September 9, 2025, we entered into the Convertible Note with Gregory H. Bailey, M.D., a member of the Company’s Board of Directors, making available to the Company an aggregate principal amount of up to $20 million. Dr. Bailey, in his capacity as the lender under the Convertible Note, has the right to join additional lenders to the Convertible Note with the consent of the Company.

Under the Convertible Note, borrowings may be drawn in the discretion of the Company in five tranches tied to certain clinical and operational milestones, provided that if at the time the Company achieves a milestone the Company does not have sufficient cash available to cover projected costs and expenses to achieve the next milestone, then the Company will be required to draw such deficiency. The five tranches correspond to the five following milestones: (i) up to $5 million on or before September 30, 2025; (ii) up to $2.5 million on or after December 15, 2025 upon enrollment of the first patient in the Company’s SER-252-1b registrational clinical study; (iii) up to $2.5 million upon enrollment of the second patient in the study; (iv) up to $5 million on or after March 15, 2026, upon dosing of the last patient in Cohort 1 of the study; and (v) up to $5 million on or after April 30, 2026, upon dosing of the first patient in Cohort 2 of the study (“Milestone 5”).

Borrowings under the Convertible Note bear interest at an annual rate of 10%, initially payable in cash on the first anniversary of the initial funding and on a quarterly basis after. The Convertible Note contains customary events of default, including an additional 2% of default interest following an event of default, and has a maturity date of five years after the initial funding date. The Company can prepay the Convertible Note at any time with no penalty. The Company is required to repay all obligations outstanding under the Convertible Note in cash in the event of certain liquidity events or a change of control of the Company, all as defined in the Convertible Note.

The Convertible Note is convertible, at the option of the holder, into shares of Serina common stock, at any time until the maturity date at a conversion price of $5.18 per share. The conversion price is subject to standard adjustments in the event of any stock split, stock dividend, stock combination, recapitalization, or other similar transaction.

Borrowings under the Convertible Note constitute senior unsecured obligations of the Company and rank senior in right of payment to all indebtedness of the Company expressly subordinated to the Convertible Note, and pari passu in right of payment with all other unsecured indebtedness of the Company. The Company may incur additional indebtedness that is junior to the Convertible Note without restriction, but under the Convertible Note the Company may not incur additional indebtedness that is senior or pari passu in right of payment to the Convertible Note without the prior written consent of the holder(s) of the Convertible Note.

Under the Convertible Note, the Company agreed to issue warrants for the purchase of shares of common stock on each funding date in an amount equal to 100% of the number of shares issuable upon conversion of the funds extended by the investors on such funding date (the "Warrants"). Such Warrants will have an exercise price equal to $5.44 per share. The Warrants expire on the earlier of sixty days following the achievement of Milestone 5 or September 30, 2026, unless shareholder approval has not been obtained as described below.

The purpose of the transaction is to provide the necessary resources to advance SER-252 through critical clinical milestones on the path toward registration. The financing allows the Company to develop capital in step with trial progress, while maintaining flexibility to access additional non-dilutive and strategic funding.

NYSE American Approval Requirement

NYSE American Company Guide Rule 713(a) requires stockholder approval of a transaction, other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price less than the greater of book or market value which together with sales by officers, directors or principal shareholders of the issuer equals 20% or more of presently outstanding common stock, or equal to 20% or more of presently outstanding stock for less than the greater of book or market value of the stock, or when the issuance or potential issuance of additional shares will result in a change of control of the issuer.

Potential Effects of Approval of this Proposal

If our stockholders approve this Convertible Note and Warrants Proposal, we will be permitted to elect to settle all of the conversions of the Convertible Note and exercise of the Warrants solely in shares of our common stock. The number of shares of our common stock issuable under the Convertible Note and the Warrants is subject to adjustment in proportion to any stock split, stock dividend, stock combination, recapitalization, or other similar transaction. Any issuance of the shares of our common stock will have a dilutive effect on holders of our common stock or securities convertible into common stock, including the voting power, liquidation value, book value and economic rights of existing stockholders, and may result in a decline in the Company’s stock price or greater price volatility. In addition, upon issuance of the shares of the Company's common stock, there would be a greater number of shares of our common stock eligible for sale in the public markets. Any such sales, or the anticipation of the possibility of such sales, represents an overhang on the market and could depress the market price of our common stock.

If the proposal is approved, the Company will have access to up to $20 million from the Convertible Note and additional proceeds of up to $20 million from the full exercise of the Warrants. Any proceeds that we may receive from the Convertible Note and the Warrants would allow us to continue to execute upon our current business plan.

Consequences of Not Approving this Proposal

If our stockholders do not approve the Convertible Note and Warrants Proposal, we will not be able to issue 20% or more of our outstanding shares of our common stock to the holders of the Convertible Note and the Warrants. Accordingly, our Board of Directors believes that it is in our best interest, and in the best interest of our stockholders, to approve the potential issuance of 20% or more of our pre-transaction total outstanding shares of common stock that may be issued in accordance with the Convertible Note and Warrants.

Absent approval of this Convertible Note and Warrants Proposal, we are left with limited financial and corporate flexibility with respect to our ability to satisfy obligations under the Convertible Note and Warrants with shares of our common stock, which could have a material adverse effect on our financial condition.

Vote Required; Recommendation of the Board

The Board of Directors proposes and recommends that the stockholders approve the Convertible Note and Warrants Proposal. Approval of the Convertible Note and Warrants Proposal requires the affirmative vote of a majority of the shares of common stock present and voting on the matter at the Meeting, provided that the affirmative vote cast constitutes a majority of a quorum. Unless otherwise directed by the stockholders, proxies will be voted FOR approval of the Convertible Note and Warrants Proposal.

The Board of Directors Recommends a Vote “FOR” the Convertible Note and Warrants Proposal.
PROPOSALS OF STOCKHOLDERS

We expect to hold our 2026 Annual Meeting of stockholders on June 17, 2026. Stockholders who intend to present a proposal for action at our 2026 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must notify our management of such intention by notice in writing received at our principal executive offices, 601 Genome Way, Suite 2001, Huntsville, Alabama 35806, no later than December 31, 2025, and must otherwise comply with the requirements of Rule 14a-8 and our Bylaws for such proposal to be included in our proxy statement and form of proxy relating to such meeting.

Stockholders who desire to present business at our 2026 Annual Meeting of Stockholders, without inclusion in the proxy statement for such meeting, including a nomination of a candidate for election as director at such meeting, must notify our Corporate Secretary of such intent in accordance with our Bylaws by writing to our Corporate Secretary 601 Genome Way, Suite 2001, Huntsville, Alabama 35806. Because the date of the 2026 Annual Meeting is expected to be advanced by more than 30 calendar days prior to the anniversary of this year’s Meeting, to be timely, such notice must be received no later than March 19, 2026, provided that if we make a public announcement that the date of the 2026 Annual Meeting will be anything other than June 17, 2026, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is first made. The advance notice must also meet the other requirements of Section 3.2 of our Bylaws. You may obtain a copy of our Bylaws by writing to our Corporate Secretary at the address above.
ANNUAL REPORT
Our Annual Report on Form 10-K, filed with the SEC for the fiscal year ended December 31, 2024, without exhibits, may be obtained by a stockholder without charge, upon written request to the Secretary of Serina.

ELIMINATING DUPLICATE MAILINGS
Serina has adopted a procedure called “householding.” Under this procedure, we may deliver a single copy of this Proxy Statement and our Annual Report to multiple stockholders who share the same address, unless we receive contrary instructions from one or more of the stockholders. This procedure reduces the environmental impact of our annual meetings and reduces our printing and mailing costs.

We will deliver separate copies of the Proxy Statement and Annual Report to each stockholder sharing a common address if they notify us that they wish to receive separate copies. If you wish to receive a separate copy of the Proxy Statement or Annual Report, you may contact us by telephone at (256) 327-9630, or by mail at 601 Genome Way, Suite 2001, Huntsville, Alabama 35806. You may also contact us at the above phone number or address if you are presently receiving multiple copies of the Proxy Statement, and Annual Report but would prefer to receive a single copy instead.

HOW TO ATTEND THE ANNUAL MEETING
Participating in the Meeting Online
The Meeting will be held online only and we have not made accommodations for the participation of stockholders in person at the Meeting. Stockholders who wish to attend the Meeting online will need to gain admission in the manner described below. Stockholders who follow the procedures for attending the Meeting online will be able to vote at the Meeting and ask questions. If you do not comply with the procedures described here for attending the Meeting online, you will not be able to participate and vote at the Meeting online but may view the Meeting webcast by visiting https://www.virtualshareholdermeeting.com/SER2025.
If you are a “stockholder of record” (meaning that you have a stock certificate registered in your own name), to attend and participate in the Meeting online you will need to visit https://www.virtualshareholdermeeting.com/SER2025 and use the 16 digit control number on your proxy card to log on.

If you are a "beneficial owner" holding your shares in “street name” (meaning that your shares are held in an account with a broker, bank or other agent) whose Voting Instruction Form indicates that you may vote your shares through the http://www.proxyvote.com website using the 16-digit control number indicated on your Voting Instruction Form, and you wish to participate and vote online at the Meeting, to attend and participate in the Meeting online you will need to visit https://www.virtualshareholdermeeting.com/SER2025 and use the 16 digit control number on your Voting Instruction Form to log on. Otherwise, stockholders who hold their shares in street name should contact their broker, bank, or other agent (preferably at least five days before the Meeting) and obtain a “legal proxy” in order to be able to attend and participate in the Meeting online.
You may attend the Meeting online and vote your shares at https://www.virtualshareholdermeeting/SER2025 during the Meeting. Follow the instructions provided to vote. We encourage you to access the Meeting online 15 minutes prior to the start time leaving ample time for the check in.

By Order of the Board of Directors,

Steve Ledger
Chief Executive Officer

September 26, 2025

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V79784-P38288

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SERINA THERAPEUTICS, INC.

The Board of Directors recommends you vote FOR the following:

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Steve Ledger
02) Karen J. Wilson

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V79785-P38288

SERINA THERAPEUTICS, INC.
ANNUAL MEETING OF STOCKHOLDERS
NOVEMBER 7, 2025, 11 AM CST
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholders hereby appoint(s) Steve Ledger and Gregory Curhan, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SERINA THERAPEUTICS, INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, CST on November 7, 2025, at the Virtual Meeting at: www.virtualshareholdermeeting.com/SER2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side